Exhibit 10.3
POST -SEPARATION COVENANT AGREEMENT
This Post-Separation Covenant Agreement (the “Covenant Agreement”) dated as of April 28, 2021 is by and between Marcello Mastioni (“Executive”) and Altisource S.à r.l., with registered offices at 40, avenue Monterey, L-2163 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.147.268 (the “Company” and, together with any successor entities, parent companies, subsidiaries and affiliates, including Altisource Portfolio Solutions S.A., “Altisource”) (Executive and Altisource each may be referred to herein as “Party” and collectively as the “Parties”).
WHEREAS:
–The Parties contemporaneously with entering into this Covenant Agreement entered into that certain Settlement Agreement and Full Release dated April 28, 2021 (the “Settlement Agreement”);
–The parties intend for consideration provided pursuant to the Settlement Agreement to also constitute consideration for this Covenant Agreement.
In consideration of the mutual covenants and agreements contained herein and in the Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Violation of any provision of the Settlement Agreement by Executive will entitle the Company, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity, to recover any and all consideration provided to Executive pursuant to section 4 of the Settlement Agreement. In addition, all payments and benefits made to Executive pursuant to the Settlement Agreement shall be subject to claw-back by Altisource to the extent required by applicable law or pursuant to any Altisource claw-back policy.
2.Sections 12 through 14 (inclusive) of the Settlement Agreement are hereby incorporated each in its entirety into this Covenant Agreement; provided, however, that references to “Agreement” in such provisions will be deemed to refer to “Covenant Agreement,” as applicable.
3.If Executive exercises his revocation rights pursuant to Section 15 of the Settlement Agreement, this Covenant Agreement shall be null and void.
4.It is the intention of the Parties hereto that all questions with respect to the construction of this Covenant Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute with respect to the construction of this Covenant Agreement and the rights and liabilities of the Parties hereunder will be brought before the courts and tribunals in the district of Luxembourg City.
5.This Covenant Agreement together with the Settlement Agreement (including the Exhibits thereto and the Full Release provided by Executive pursuant to the Settlement Agreement) set forth all the promises and agreements between the Parties concerning Executive’s separation of employment and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein.

IN WITNESS WHEREOF, the Parties hereby voluntarily and knowingly enter into this Covenant Agreement.

MARCELLO MASTIONI

By: _______________________

ALTISOURCE S.À R.L.

By: _______________________